[SYPRIS SOLUTIONS LOGO]

For more information, contact:	For Immediate Release
David D. Johnson Chief Financial Officer (502) 329-2000

SYPRIS REPORTS SECOND QUARTER EARNINGS OF $0.19 PER SHARE

BACKLOG REACHES RECORD $175 MILLION

LOUISVILLE, Ky. (July 30, 2003)—Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported second quarter earnings of $0.19 per diluted share compared to $0.19 per diluted share for the second quarter in 2002. Net income for the second quarter was $2.7 million compared to $2.8 million for the same quarter in 2002, which included an increase in the Company’s effective tax rate to 37.5% from 32.1% for the prior year quarter. Revenue was $70.6 million compared to $73.5 million for the prior year period.

For the six months ended June 29, 2003, the Company reported earnings of $0.28 per diluted share compared to $0.36 per diluted share for the prior year period, while net income was $4.1 million compared to $4.6 million for the prior year period, which included an increase in the Company’s effective tax rate to 37.5% from 32.0% for the first half of 2002. Revenue for the first six months was $129.5 million compared to $136.0 million for the same period in 2002.

“We are pleased with the financial results for the quarter,” said Jeffrey T. Gill, president and chief executive officer. “The Company’s margins expanded on both a year over year and sequential basis, driven in large part by the performance of our Electronics Group, which generated a gross margin in excess of 21% for the quarter. The Company’s operating income increased slightly when compared to the prior year period and increased 78% when compared to the first quarter of 2003.”

“Net bookings increased 15% to $84 million when compared to the prior year quarter, and increased approximately 28% when compared to the first quarter of 2003. The Company’s backlog rose 8% to a record $175 million from the prior year period and increased 9% from the first quarter of 2003 after supporting a 20% increase in revenue between the first and second quarters of 2003.”

“The combination of solid bookings and better than expected revenue for the quarter provides us with the confidence that comparable period revenue growth will resume for the Company during the second half of this year. Our balance sheet remains a source of great strength, with almost $100 million in available credit and cash that we can utilize to support initiatives to improve the Company’s profitability and growth prospects.”

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101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com

Sypris Solutions Reports Second Quarter Earnings

July 30, 2003

The Industrial Group

Revenue for our Industrial Group increased approximately 4% to $25.1 million in the second quarter from the prior year quarter primarily due to an increase in shipments to Dana and Visteon. Revenue increased 8% from the first quarter of 2003 driven by an increase in shipments to Dana, Visteon and ArvinMeritor. The increase in shipments to Dana principally reflected the addition of new part numbers that commenced in 2003.

Gross profit for the quarter decreased 14% to $3.3 million from $3.9 million for the same period in 2002, but increased 25% from the first quarter of this year. Gross margin for the quarter decreased to 13.2% from 16.0% for the prior year period, but increased from 11.4% for the first quarter of 2003. The sequential increase in gross margin resulted primarily from the increase in volume but also reflected the continuing improvement in the operating efficiency of several new, highly-automated production cells.

Gill said, “Gross profit would have been stronger had it not been for a substantially higher concentration of Class 5-7 truck components combined with a lower mix of higher margin specialty product shipments during the quarter. We expect the gross margin for this business to continue to expand throughout the balance of this year, though its rate of growth may be tempered somewhat by an expected decline of 15% or more in the automotive market during the third quarter of 2003.”

The Electronics Group

Revenue for the Electronics Group declined almost 8% to $45.5 million in the second quarter of this year when compared to the prior year period, but increased approximately 28% from the first quarter of 2003. The sequential increase occurred across all business units and primarily reflected the resumption of shipments on two major programs that had been under design review and the release of defense outlays that had been delayed by the war in Iraq.

Gross profit for the quarter increased 8% to $9.7 million from $9.0 million for the same period in 2002 and increased 33% from the first quarter of this year. Gross margin improved to 21.3% during the quarter, up from 18.3% for the prior year period and 20.5% for the first quarter of 2003. The increase in gross margin reflected the success of the Company’s ongoing efforts to improve productivity and an improved mix of higher value programs.

Gill said, “The Electronics Group recovered from what had been a very difficult first quarter. Although margins are expected to fluctuate from quarter to quarter, the overall outlook for this segment of our business remains positive, especially with the apparent alleviation of the government-related funding issues that had hampered certain areas of our business in the last two quarters. The 2004 Defense Budget Request appears to be moving forward smoothly, with both houses of Congress working on bills approximating $400 billion in size, or almost $17 billion higher than 2003.”

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Sypris Solutions Reports Second Quarter Earnings

July 30, 2003

Outlook

Gill added, “As a result of our solid bookings performance, we are forecasting year over year improvements in revenue for both the third and fourth quarters of 2003, with revenue expected to be in the range of $72 to $76 million in the third quarter versus $70.1 million for the year earlier period, and $74 to $78 million in the fourth quarter versus $66.7 million for the fourth quarter of 2002. We expect the mix of revenue in the third quarter to reflect an increase in scheduled shipments for our Electronics Group and lower shipments for our Industrial Group due to a cyclical reduction in demand from the automotive market, while our guidance for the fourth quarter assumes a sequential increase in both the automotive and truck markets.”

“We believe it is prudent to be cautious in our short-term guidance, especially with the many uncertainties contained in today’s economy. The increase in revenue for the third quarter will be driven by a higher mix of shipments for our Electronics Group on programs that contain less value add than we experienced in the second quarter of this year, resulting in margins that are expected to be somewhat lower sequentially. Based on these assumptions, we are forecasting earnings for the third quarter of 2003 of $0.20 to $0.23 per diluted share, assuming 14.5 million weighted average shares outstanding, compared to $0.24 per diluted share for the third quarter of 2002 on 14.6 million weighted average shares outstanding.”

Gill continued, “For the fourth quarter, earnings are expected to reflect a better mix of programs for our Electronics Group and a sequential increase in shipments for our Industrial Group to customers in the automotive and truck markets. Earnings are therefore forecast to be in the range of $0.29 to $0.31 per diluted share, assuming 14.6 million weighted average shares outstanding, compared to $0.23 per diluted share for the fourth quarter of 2002 on 14.5 million weighted average shares outstanding.”

“As a result, we now expect revenue for 2003 to be in the range of $275 million to $283 million compared to $273 million for 2002. The year to year comparison reflects the lower levels of revenue recorded during the first half of 2003 to be followed by the year over year revenue growth we have forecast for the second half of 2003.”

“Full year earnings for 2003 are expected to be in the range of $0.77 to $0.82 per diluted share, assuming 14.5 million weighted average shares outstanding, compared to $0.84 per diluted share for 2002 on 13.7 million weighted average shares outstanding. At the midpoint of our range, pretax income in 2003 is expected to increase by 15% when compared to 2002; however, the Company’s earnings per share will be impacted by an increase in the Company’s effective tax rate to 37.5% from 30.1% in 2002 and by a 6% increase in weighted average shares outstanding as a result of our equity offering in the first quarter of 2002.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at http://www.sypris.com.

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Sypris Solutions Reports Second Quarter Earnings

July 30, 2003

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. These factors include the Company’s dependence on its current management; the risks and uncertainties present in the Company’s business, including: changes in laws or regulations or in the Company’s regulatory authorization, security clearances, or other legal capabilities to conduct its business; business conditions and growth or contraction in the general economy and the electronics and industrial markets served by the Company; competitive factors and price pressures; labor relations; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; cost and yield issues associated with the Company’s manufacturing facilities; the ability to successfully manage growth or contraction; access to capital on favorable terms as needed for operations or growth; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; performance of our pension fund portfolios; revisions in estimated costs related to certain contracts; risks of litigation, adverse regulatory actions, or other governmental sanctions; as well as other factors included in the Company’s periodic reports filed with the Securities and Exchange Commission.

SYPRIS SOLUTIONS, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share amounts)

	Three Months Ended
	June 29, 2003	June 30, 2002
Revenue	$70,621	73,509
Net income	$2,679	2,805
Earnings per common share:
Basic	$0.19	$0.20
Diluted	$0.19	$0.19
Weighted average shares outstanding:
Basic	14,213	13,971
Diluted	14,430	14,696

	Six Months Ended
	June 29, 2003	June 30, 2002
Revenue	$129,536	$136,042
Net income	$4,058	$4,630
Earnings per common share:
Basic	$0.29	$0.38
Diluted	$0.28	$0.36
Weighted average shares outstanding:
Basic	14,205	12,081
Diluted	14,425	12,736

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Sypris Solutions Reports Second Quarter Earnings

July 30, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
	(Unaudited)		(Unaudited)
Net revenue:
Electronics Group	$45,544	$49,297	$81,233	$93,373
Industrial Group	25,077	24,212	48,303	42,669

Total net revenue	70,621	73,509	129,536	136,042
Cost of sales:
Electronics Group	35,821	40,280	64,211	75,668
Industrial Group	21,759	20,347	42,333	36,363

Total cost of sales	57,580	60,627	106,544	112,031

Gross profit	13,041	12,882	22,992	24,011
Selling, general and administrative	7,036	7,188	13,185	13,702
Research and development	1,066	932	2,088	1,763
Amortization of intangible assets	21	3	42	54

Operating income	4,918	4,759	7,677	8,492
Interest expense, net	547	660	1,033	1,742
Other expense (income), net	85	(31)	152	(60)

Income before income taxes	4,286	4,130	6,492	6,810
Income tax expense	1,607	1,325	2,434	2,180

Net income	$2,679	$2,805	$4,058	$4,630

Earnings per common share:
Basic	$0.19	$0.20	$0.29	$0.38
Diluted	$0.19	$0.19	$0.28	$0.36
Dividends declared per common share	$0.03	—	0.06	—
Weighted average shares outstanding:
Basic	14,213	13,971	14,205	12,081
Diluted	14,430	14,696	14,425	12,736

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Sypris Solutions Reports Second Quarter Earnings

July 30, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	June 29, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,319	$12,403
Accounts receivable, net	42,405	37,951
Inventory, net	62,444	64,443
Other current assets	8,038	9,187

Total current assets	125,206	123,984
Property, plant and equipment, net	80,263	75,305
Goodwill	14,277	14,277
Other assets	10,186	10,039

	$229,932	$223,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,525	$23,356
Accrued liabilities	16,682	16,035
Current portion of long-term debt	7,000	7,000

Total current liabilities	45,207	46,391
Long-term debt	33,000	30,000
Other liabilities	10,809	10,179

Total liabilities	89,016	86,570
Stockholders’ equity:
Preferred stock, par value $.01 per share, 981,600 shares authorized; no shares issued	—	—
Series A preferred stock, par value $.01 per share, 18,400 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $.01 per share, 30,000,000 shares authorized; 14,215,844 and 14,158,077 shares issued and outstanding in 2003 and 2002, respectively	142	142
Additional paid-in capital	82,957	82,575
Retained earnings	60,224	57,017
Accumulated other comprehensive income (loss)	(2,407)	(2,699)

Total stockholders’ equity	140,916	137,035

	$229,932	$223,605

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Sypris Solutions Reports Second Quarter Earnings

July 30, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 29, 2003	June 30, 2002
	(Unaudited)
Cash flows from operating activities:
Net income	$4,058	$4,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,186	5,423
Other noncash charges	393	558
Changes in operating assets and liabilities:
Accounts receivable	(4,589)	(4,212)
Inventory	1,911	1,020
Other assets	1,291	1,753
Accounts payable	(1,764)	903
Accrued liabilities	1,259	(1,673)

Net cash provided by operating activities	8,745	8,402
Cash flows from investing activities:
Capital expenditures	(10,687)	(14,478)
Purchase of the net assets of acquired entities	(800)	—
Proceeds from sale of assets	2	72
Changes in nonoperating assets and liabilities	295	(323)

Net cash used in investing activities	(11,190)	(14,729)
Cash flows from financing activities:
Net increase (decrease) in debt under revolving credit agreements	3,000	(47,500)
Cash dividends paid	(850)	—
Proceeds from issuance of common stock	211	56,233

Net cash provided by financing activities	2,361	8,733

Net (decrease) increase in cash and cash equivalents	(84)	2,406
Cash and cash equivalents at beginning of period	12,403	13,232

Cash and cash equivalents at end of period	$12,319	$15,638

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